Ex.28(e)(3)

Distribution Agreement

Amended Exhibit A

This Amended Exhibit A, amended and restated as of August 31, 2023, is Exhibit A to that certain Distribution Agreement dated as of September 30, 2021, between Fairholme Funds, Inc. and Foreside Funds Distributors LLC.

FUND NAMES

The Fairholme Fund (FAIRX)

The Fairholme Focused Income Fund (FOCIX)

FORESIDE FUNDS DISTRIBUTORS LLC By: /s/ Teresa Cowan Name: Teresa Cowan Title: President	FAIRHOLME FUNDS, INC. By: /s/ Wayne Kellner Name: Wayne Kellner Title: Treasurer